Exhibit 99.1

ITW Reports Second Quarter 2021 Results

•Total revenue of $3.7 billion, an increase of 43% with organic growth of 37%
•Operating margin of 24.3%, an increase of 680 basis points
•GAAP EPS of $2.45, an increase of 143%
•Raising full year organic growth guidance to a range of 11 to 13 percent and GAAP EPS guidance to a range of $8.55 to $8.95 per share

GLENVIEW, IL., July 30, 2021 - Illinois Tool Works Inc. (NYSE: ITW) today reported its second quarter 2021 results.

“In the second quarter, we saw continued improvement in both the breadth and pace of the recovery, with organic revenue growth at the segment level ranging from 17 to 84 percent,” said E. Scott Santi, Chairman and Chief Executive Officer. “In the face of rising raw material costs and a challenging supply chain environment, our people around the world leveraged the strength and resilience of our proprietary business model and the ‘Win the Recovery’ actions taken over the course of the past year to serve our customers with excellence while delivering 43 percent revenue growth and 143 percent earnings growth. While the near-term environment is certainly not without its challenges, order intake rates in all segments and geographic regions remain strong and I have no doubt that we are well positioned to continue to execute at a high level as we move through the remainder of the year.”

Second Quarter 2021 Results
Second quarter revenue of $3.7 billion increased 43 percent versus the prior year period, as organic revenue grew 37 percent and foreign currency translation impact was favorable by six percent.

GAAP EPS of $2.45 increased 143 percent and included a $0.35 one-time tax benefit related to the remeasurement of net deferred tax assets in the United Kingdom. Operating income increased 99 percent to $893 million and incremental margin was 40 percent. Operating margin was 24.3 percent, an increase of 680 basis points with enterprise initiatives contributing 150 basis points, partially offset by dilutive price/cost margin impact of 120 basis points. In the quarter, price recovery actions essentially offset raw material cost increases on a dollar-for-dollar basis. Free cash flow was $477 million, 72 percent of net income adjusted for the one-time tax benefit. After-tax return on invested capital improved to 30.8 percent. The effective tax rate for the second quarter was 10.1 percent, and excluding the one-time tax benefit, the effective tax rate was 23.0 percent.

All seven segments delivered double-digit organic growth in the quarter, led by Automotive OEM up 84 percent and Food Equipment up 46 percent. Welding, Test & Measurement and Electronics, Construction Products, and Polymers & Fluids delivered organic growth in the range of 28 to 33 percent, and Specialty Products grew 17 percent. On a geographic basis, organic growth was 36 percent in North America, 50 percent in Europe, and 20 percent in Asia Pacific. As expected, the impact of Automotive OEM customers adjusting production schedules to account for the well-publicized shortage of several components reduced ITW’s revenues by approximately $60 million or two percentage points in the quarter.

2021 Guidance
The company is raising its full-year GAAP EPS guidance to $8.55 to $8.95 per share, an increase of $0.35 or 32 percent at the midpoint versus prior year. This compares to previous guidance of $8.20 to $8.60 per share and incorporates the one-time tax benefit realized in the second quarter. The company is also raising its organic growth guidance to a range of 11 to 13 percent. Foreign currency translation impact at current foreign exchange rates is projected to contribute 3 percentage points to revenue growth. Raw material cost increases are expected to be offset by price increases on a dollar-for-dollar basis and therefore EPS neutral. The full year margin dilution impact from price/cost is now forecasted to be approximately 100 basis points, partially offsetting the expected margin contribution from Enterprise Initiatives of more than 100 basis points. As a result of price/cost, operating margin is expected to be in the range of 24.5 to 25.5 percent, an increase of 210 basis points at the midpoint versus 2020 and 50 basis points lower versus previous guidance. Free cash flow is expected to be approximately 100 percent of net income adjusted for the second quarter one-time tax benefit, and the company is on pace to repurchase approximately $1 billion of its shares, having repurchased $500 million in the first half of the year. Guidance excludes any impact from the previously announced acquisition of the MTS Test & Simulation business.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of free cash flow conversion rate is based on assumptions that are difficult to predict, and a reconciliation of estimated free cash flow to the most directly comparable GAAP measure has been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of availability of reliable forward-looking cash flow and operating information.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding the duration and potential effects of the COVID-19 pandemic, related government actions and the company’s strategy in response thereto on the company’s business, expected impact of tariffs and raw material inflation, product line simplification activities and enterprise initiatives, future financial and operating performance, free cash flow, organic and total revenue, operating margin, price/cost impact, diluted income per share, restructuring expenses and related benefits, expected dividend payments, expected repatriation, after-tax return on invested capital, effective tax rates, exchange rates, expected access to liquidity sources, expected capital allocation, expected timing and amount of share repurchases, end market economic and regulatory conditions, potential acquisitions and dispositions and related impact on financial results, including statements with respect to the anticipated acquisition of the MTS Test & Simulation business, and the company’s 2021 guidance. These statements are subject to certain risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2020.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $12.6 billion in 2020. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 43,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions except per share amounts	2021	2020	2021	2020
Operating Revenue	$3,676	$2,564	$7,220	$5,792
Cost of revenue	2,163	1,594	4,202	3,465
Selling, administrative, and research and development expenses	588	486	1,154	1,046
Amortization and impairment of intangible assets	32	35	66	71
Operating Income	893	449	1,798	1,210
Interest expense	(52)	(51)	(104)	(102)
Other income (expense)	22	8	34	33
Income Before Taxes	863	406	1,728	1,141
Income Taxes	88	87	282	256
Net Income	$775	$319	$1,446	$885

Net Income Per Share:
Basic	$2.46	$1.01	$4.58	$2.79
Diluted	$2.45	$1.01	$4.56	$2.78

Cash Dividends Per Share:
Paid	$1.14	$1.07	$2.28	$2.14
Declared	$1.14	$1.07	$2.28	$2.14

Shares of Common Stock Outstanding During the Period:
Average	315.6	316.1	316.1	317.2
Average assuming dilution	316.9	317.4	317.4	318.6

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	June 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and equivalents	$2,058	$2,564
Trade receivables	2,786	2,506
Inventories	1,400	1,189
Prepaid expenses and other current assets	265	264
Total current assets	6,509	6,523

Net plant and equipment	1,767	1,777
Goodwill	4,658	4,690
Intangible assets	716	781
Deferred income taxes	613	533
Other assets	1,317	1,308
	$15,580	$15,612

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$592	$350
Accounts payable	607	534
Accrued expenses	1,326	1,284
Cash dividends payable	358	361
Income taxes payable	77	60
Total current liabilities	2,960	2,589

Noncurrent Liabilities:
Long-term debt	7,056	7,772
Deferred income taxes	617	588
Noncurrent income taxes payable	365	413
Other liabilities	1,061	1,068
Total noncurrent liabilities	9,099	9,841

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,402	1,362
Retained earnings	23,842	23,114
Common stock held in treasury	(20,140)	(19,659)
Accumulated other comprehensive income (loss)	(1,590)	(1,642)
Noncontrolling interest	1	1
Total stockholders’ equity	3,521	3,182
	$15,580	$15,612

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended June 30, 2021
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$707	$133	18.8%
Food Equipment	514	113	22.0%
Test & Measurement and Electronics	606	170	28.1%
Welding	402	115	28.5%
Polymers & Fluids	466	127	27.3%
Construction Products	518	143	27.6%
Specialty Products	471	128	27.2%
Intersegment	(8)	—	—%
Total Segments	3,676	929	25.3%
Unallocated	—	(36)	—%
Total Company	$3,676	$893	24.3%

Six Months Ended June 30, 2021
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$1,490	$322	21.6%
Food Equipment	965	209	21.6%
Test & Measurement and Electronics	1,158	327	28.2%
Welding	803	236	29.4%
Polymers & Fluids	901	239	26.6%
Construction Products	987	273	27.6%
Specialty Products	928	254	27.4%
Intersegment	(12)	—	—%
Total Segments	7,220	1,860	25.8%
Unallocated	—	(62)	—%
Total Company	$7,220	$1,798	24.9%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q2 2021 vs. Q2 2020 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	83.5%	46.0%	28.7%	32.6%	27.6%	28.2%	17.2%	37.2%
Acquisitions/ Divestitures	—%	—%	—%	—%	—%	(0.1)%	—%	—%
Translation	11.8%	6.9%	4.3%	2.6%	4.1%	9.6%	4.4%	6.2%
Operating Revenue	95.3%	52.9%	33.0%	35.2%	31.7%	37.7%	21.6%	43.4%

Q2 2021 vs. Q2 2020 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	1700 bps	1010 bps	560 bps	480 bps	520 bps	440 bps	330 bps	700 bps
Changes in Variable Margin & OH Costs	970 bps	280 bps	(330) bps	220 bps	(70) bps	(30) bps	(140) bps	(20) bps
Total Organic	2670 bps	1290 bps	230 bps	700 bps	450 bps	410 bps	190 bps	680 bps
Acquisitions/Divestitures	—	—	—	—	—	—	—	—
Restructuring/ Other	(10) bps	(10) bps	10 bps	(10) bps	(30) bps	(20) bps	(10) bps	—
Total Operating Margin Change	2660 bps	1280 bps	240 bps	690 bps	420 bps	390 bps	180 bps	680 bps

Total Operating Margin % *	18.8%	22.0%	28.1%	28.5%	27.3%	27.6%	27.2%	24.3%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	70 bps	160 bps	10 bps	240 bps	20 bps	80 bps	90 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.08) on GAAP earnings per share for the second quarter of 2021.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

1H 2021 vs. 1H 2020 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	33.6%	13.2%	19.4%	17.9%	17.7%	20.3%	12.1%	19.9%
Acquisitions/ Divestitures	—%	—%	—%	—%	—%	(0.1)%	—%	—%
Translation	7.3%	4.7%	3.8%	1.9%	2.9%	8.6%	3.7%	4.8%
Operating Revenue	40.9%	17.9%	23.2%	19.8%	20.6%	28.8%	15.8%	24.7%

1H 2021 vs. 1H 2020 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	630 bps	320 bps	420 bps	280 bps	360 bps	350 bps	230 bps	390 bps
Changes in Variable Margin & OH Costs	420 bps	40 bps	(140) bps	90 bps	(40) bps	70 bps	(50) bps	10 bps
Total Organic	1050 bps	360 bps	280 bps	370 bps	320 bps	420 bps	180 bps	400 bps
Acquisitions/Divestitures	—	—	—	—	—	—	—	—
Restructuring/Other	—	(10) bps	—	(10) bps	—	(20) bps	(30) bps	—
Total Operating Margin Change	1050 bps	350 bps	280 bps	360 bps	320 bps	400 bps	150 bps	400 bps

Total Operating Margin % *	21.6%	21.6%	28.2%	29.4%	26.6%	27.6%	27.4%	24.9%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	70 bps	170 bps	10 bps	260 bps	20 bps	80 bps	100 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.16) on GAAP earnings per share for the first half of 2021.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in millions	2021	2020	2021	2020
Operating income	$893	$449	$1,798	$1,210
Tax rate	23.0%	21.3%	22.7%	22.4%
Income taxes	(206)	(96)	(409)	(271)
Operating income after taxes	$687	$353	$1,389	$939

Invested capital:
Trade receivables	$2,786	$2,156	$2,786	$2,156
Inventories	1,400	1,167	1,400	1,167
Net assets held for sale	—	181	—	181
Net plant and equipment	1,767	1,711	1,767	1,711
Goodwill and intangible assets	5,374	5,244	5,374	5,244
Accounts payable and accrued expenses	(1,933)	(1,508)	(1,933)	(1,508)
Other, net	(283)	(636)	(283)	(636)
Total invested capital	$9,111	$8,315	$9,111	$8,315

Average invested capital	$8,926	$8,431	$8,864	$8,557
After-tax return on average invested capital	30.8%	16.8%	31.3%	22.0%

A reconciliation of the tax rate for the three and six month periods ended June 30, 2021 excluding the second quarter 2021 discrete tax benefit of $112 million related to a change in the U.K. income tax rate is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
Dollars in millions	Income Taxes	Tax Rate	Income Taxes	Tax Rate
As reported	$88	10.1%	$282	16.3%
Discrete tax benefit	112	12.9%	112	6.4%
As adjusted	$200	23.0%	$394	22.7%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

FREE CASH FLOW (UNAUDITED)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		December 31,
Dollars in millions	2021	2020	2021	2020	2020
Net cash provided by operating activities	$555	$737	$1,164	$1,351	$2,807
Less: Additions to plant and equipment	(78)	(56)	(146)	(116)	(236)
Free cash flow	$477	$681	$1,018	$1,235	$2,571

Net income	$775	$319	$1,446	$885	$2,109
Less: Second quarter 2021 discrete tax benefit related to a change in the U.K. income tax rate	(112)	—	(112)	—	—
Adjusted net income	$663	$319	$1,334	$885	$2,109
Free cash flow to adjusted net income conversion rate	72%	213%	76%	140%	122%